EXHIBIT 99.1

PRESS RELEASE
NASDAQ:	CHFC
FOR RELEASE:	IMMEDIATE
DATE:	July 21, 2010

CONTACT:	DAVID B. RAMAKER
(989) 839-5350

JAMES R. FITTERLING NAMED TO CHEMICAL FINANCIAL
CORPORATION BOARD OF DIRECTORS

          Midland, MI ... July 21, 2010 ... Chemical Financial Corporation today announced that James R. Fitterling, senior vice president of corporate development, The Dow Chemical Company, was appointed to the Board of Directors of Chemical Financial Corporation. He was also appointed to the Governance and Nominating Committee and the Compensation and Pension Committee. Mr. Fitterling replaces Geoffery E. Merszei, executive vice president, The Dow Chemical Company, who resigned from the Board of Directors because he has moved to a new role as President of Dow Europe, Middle East and Africa and Chairman of Dow Europe and has relocated to Dow's European headquarters in Horgen, Switzerland. The Board remains at 15 members.

          "We are delighted that Jim has accepted this directorship. His demonstrated leadership skills, international business experience and corporate development expertise will be a tremendous asset to our Company as we continue to expand our presence in southwestern Michigan," said David B. Ramaker, Chairman of the Board, Chief Executive Officer and President, Chemical Financial Corporation. "On behalf of the Board of Directors and all of us in the Chemical Bank family, I would also like to thank Geoffery Merszei for his dedicated service to the Company. His valuable counsel and keen advice will be missed. We wish Geoffery and his family all the best in his new responsibilities," said Ramaker.

          Mr. Fitterling joined Dow in 1984. After serving in a variety of sales, marketing and supply chain positions in Liquid Separations, he was named commercial director for Liquid Separations, Dow Pacific. In 1998 he was appointed global business director for Liquid

Separations and CEO of FilmTec, a wholly owned subsidiary of The Dow Chemical Company. In 2000, he was named general manager for Dow Thailand and managing director for SCC-Dow Group of joint venture companies. Two years later he became CEO of the OPTIMAL Group, affiliates of Petroliam Nasional Berhad (PETRONAS), Malaysia's state-owned oil corporation and The Dow Chemical Company. He added responsibility for the Southeast Asia and Australia region in 2004. Mr. Fitterling was named business vice president for Polyethylene in 2005, president, Basic Plastics in 2007 and was appointed to his current position in 2009. He was named senior vice president of corporate development in April, 2010. Mr. Fitterling is currently a member of the Executive Leadership Committee, the Management Committee and the Strategy Board of The Dow Chemical Company. He also serves as chairman of the board of directors of Univation Technologies LLC and president of the Midland Country Club board of directors. A graduate of the University of Missouri, Columbia, with a bachelor's degree in mechanical engineering, Mr. Fitterling resides in Midland.

          Chemical Financial Corporation is the third-largest bank holding company headquartered in Michigan. The Corporation operates 143 banking offices spread over 32 counties in the lower peninsula of Michigan. Chemical Financial Corporation's common stock trades on The NASDAQ Stock Market under the symbol CHFC.

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